CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form N-2 (No. 333-253996) of Western Asset Mortgage Opportunity Fund Inc. of our report dated February 27, 2023 relating to the financial statements and financial highlights which appears in Western Asset Mortgage Opportunity Fund Inc.’s Annual Report on Form N-CSR for the year ended December 31, 2022.

Baltimore, Maryland

March 6, 2023